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INTERNAL REVENUE SERVICE                            DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH 45201
                                             Employer Identification Number:
Date:  JUL 28 1993                                55-0686448
                                             File Folder Number:
RAVENSWOOD ALUMINUM CORPORATION                   550007225
C/O ELLIOT N DINKIN                          Person to Contact:
PRICE WATERHOUSE                                  MILO ATLAS
600 GRANT ST                                 Contact Telephone Number:
PITTSBURGH, PA  15219                             (513)  684-3241
                                             Plan Name:
                                               SALARIED EMPLOYEES D C
                                               RETIREMENT PLAN
                                             Plan Number: 004

Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review that status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination letter is applicable for the plan adopted on May 4, 1989.

        This letter is based upon the certification and demonstrations you submitted pursuant to Revenue Procedure 91-66. Therefore, the certification and demonstrations are considered an integral part of this letter. Accordingly, YOU MUST KEEP A COPY OF THESE DOCUMENTS AS A PERMANENT RECORD OR YOU WILL NOT BE ABLE TO RELY ON THE ISSUES DESCRIBED IN REVENUE PROCEDURE 91-66.

        The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.



                                                 Letter 835(DO/CG)

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                                     -2-
RAVENSWOOD ALUMINUM CORPORATION

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,

                                             /s/ Robert T. Johnson

                                             Robert T. Johnson
                                             District Director

Enclosures:
Publication 794
PWBA 515
Addendum

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RAVENSWOOD ALUMINUM CORPORATION

        This determination is conditioned upon your adoption of the proposed restated plan as submitted with your or your representative's letter dated June 18, 1993. The proposed plan should be adopted on or beofre the date prescribed by the regulations under Code section 401(b).